Exhibit 99.1
NEWS ANNOUNCEMENT

CONTACT:
Justin Sebastiano	Joseph N. Jaffoni, Richard Land
Senior VP, Finance & Treasurer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Penn National Gaming Reports Second Quarter Revenues of $1,545.8 Million,
Net Income of $198.7 Million, Adjusted EBITDAR of $586.6 Million, and Adjusted EBITDA of $470.1 Million

- PENN Generated Second Quarter Net Income Margin of 13% and Second Quarter Adjusted EBITDAR Margin of 38%, Driven by Strong Demand from Core Gaming Business and More Efficient Cost Structure -

- Focus Remains on Sustaining Core Gaming Business Margin Improvement and Driving Profitable Online Gaming Revenue -

- Penn National to Acquire Score Media and Gaming, Creating North America's Leading Digital Sports Content, Gaming and Technology Company -

WYOMISSING, PA (August 5, 2021) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three and six months ended June 30, 2021.

2021 Second Quarter Financial Highlights:

•Revenues of $1,545.8 million, an increase of $1.240 billion year over year and $223 million versus 2019;
•Net income of $198.7 million and net income margin of 12.9%, as compared to a net loss of $214.4 million and (70.2)%, respectively, in the prior year and net income of $51.4 million and net margin of 3.9% in 2019;
•Adjusted EBITDA of $470.1 million, an increase of $549.4 million year over year and $153.6 million versus 2019;
•Adjusted EBITDAR of $586.6 million, an increase of $562.1 million year over year and $180.1 versus 2019; and
•Adjusted EBITDAR margins of 37.9%, up 2,993 basis points year over year and 722 basis points versus 2019.

For further information, we have posted a presentation to our website regarding the second quarter highlights and accomplishments, which can be found here.

Jay Snowden, President and Chief Executive Officer, commented: “Penn National delivered a strong second quarter that exceeded our pre-announced results from June 24, 2021. For the second quarter ended June 30, 2021, Penn National generated revenues of $1.55 billion, at the high end of our pre-announced range of $1.45 billion to $1.56 billion while Adjusted EBITDAR of $586.6 million exceeded the high end of our $540 million to $580 million range. Compared to Q2 2019 pro forma results, revenues increased 13%, Adjusted EBITDAR grew 38% and Adjusted EBITDAR margins increased 694 basis points. The strong results were driven by exceptional performance across our portfolio of core gaming business properties. Contributions from Barstool Sports, the media company, were also positive. Further, we saw strong revenue growth across our Penn Interactive segment, which operated near breakeven for the quarter despite being live in only four states.

“Separately, this morning Penn National announced that we have entered into a definitive agreement to acquire Score Media and Gaming, which is the number one sports app in Canada and the third most popular sports app in North America. When we add theScore’s unique integrated media and betting platform and modern, state-of-the art technology, to the massive audience of Barstool Sports and its wildly popular personalities and content, we’ll be creating North America’s leading digital sports content, gaming and technology company. We anticipate that the acquisition of theScore will provide adjusted EBITDA accretion by Year 2, an incremental $200 million medium term adjusted EBITDA, and $500 million of incremental long term adjusted EBITDA upside.”

More details regarding the transaction may be found in a separate press release issued today. To access the release, please visit here.

Robust Recovery in our Core Gaming Business Continues

Mr. Snowden stated: “Sequentially improved visitation and length of play across all age segments of our player database led to our record results in the second quarter. Spend-per-visit has remained high since reopening last year, and our overall visitation numbers are encouraging as restrictions continue to be lifted. The traditional core gaming customer has reengaged with our properties as vaccines continue to roll out across the country, while the younger demographic’s engagement continued throughout Q2 and into Q3 despite the increased availability of alternative entertainment options. Overall, our unrated play continues to perform well, and we have been pleased with our ability to convert these customers into our mychoice loyalty program. These noteworthy drivers of our revenue growth combined with the changes we have made to our offerings and our expense structure has led to tremendous flow-through and margin improvement. We have seen this strength across all geographic regions, with the South Region leading the way as demonstrated by the segment’s outsized performance in both revenues and EBITDAR.”

Sportsbook Launch Schedule on Track

Mr. Snowden continued, “We are making great strides in the planned rollout of our Barstool Sportsbook. Following our Indiana launch in May, we anticipate more than doubling our footprint by the start of the 2021 NFL season in early September with upcoming launches in Colorado, New Jersey, Tennessee, Virginia, and Arizona. By the end of the year, we plan to be operating in at least 10 states. Additionally, as we gain scale across the country, we will increase our marketing efforts to further widen the funnel into our omnichannel ecosystem while we remain focused on our measured and profit-driven approach. For example, we recently announced an expansion of our NASCAR relationship with a comprehensive sponsorship and marketing partnership with the Phoenix Raceway. Further, we have agreed to act as the official sports betting partner for the upcoming August 29 boxing event between Tyron Woodley and Jake Paul, which will include Barstool Sportsbook branded segments featuring key personalities.

“We anticipate Penn Interactive will generate meaningful EBITDA contributions beginning in 2023, inclusive of significant planned investments in marketing, product and additional state launches. Not only does Barstool Sports’ creative content, exclusive bets, and social media reach provide a competitive advantage for our mobile sportsbook via low-cost customer acquisition, but it also provides us with the brand leverage to drive our omnichannel strategy as the Barstool audience converts to our core gaming businesses.

With this in mind, we plan to open/rebrand five more Barstool Sports retail sportsbooks by the end of the year. In addition, we are making progress on the build out of stand-alone Barstool-branded sports bars, with the initial locations in Philadelphia and Chicago scheduled to open later this year. We are also continuing to bolster our iCasino offerings, including the addition of more third-party content, the introduction of a Barstool-branded live dealer studio in New Jersey and the launch of our first in-house developed, Barstool-branded online table and slot games by year-end.

Growth on the Horizon

“We launched our cashless, cardless, and contactless (“3Cs”) technology at Hollywood Casino at Penn National Race Course in late June followed by another successful implementation at the Meadows Casino in mid-July. The 3Cs technology will increase safety and provide improved service while delivering additional efficiencies and accountability. This initiative will also bring our property technology in line with other industries which should resonate with our guests of all ages. We will introduce the 3Cs technology across the Penn enterprise over the next 12 to 18 months, pending regulatory approvals.

“We are very excited to open our Hollywood Casino York facility on August 12, which will be our third casino in the commonwealth of Pennsylvania, pending final regulatory approval. This casino will feature 500 of the most popular slot machines and 24 table games and include a Barstool Sportsbook. The facility will also be the third casino to feature our 3Cs technology. Our second Category 4 Pennsylvania casino project, Hollywood Casino Morgantown, is on track to open before the end of the year.

“We closed the Hollywood Casino Perryville acquisition on July 1, 2021. We are very excited to be operating again in Maryland, which adds a 20th state to our leading nationwide footprint. We expect to add a branded Barstool Sportsbook to the property and introduce our Barstool Sportsbook mobile app to sports bettors across the state, which will continue to expand our omnichannel presence.

“Finally, Barstool Sports, the media company, has continued to show tremendous growth this year both financially and in terms of audience metrics, as it has continued to evolve into a highly diversified media, entertainment and lifestyle brand. Just recently, Barstool was announced as the title sponsor and exclusive broadcast partner for the Barstool Sports Arizona Bowl, a watershed moment for the industry, as Barstool is redefining the way sports programming is produced and delivered in today’s media landscape. The continued growth and diversification of the company’s revenue streams, including advertising, licensing and merchandise, has meaningfully enhanced the value of the media asset, which we believe is still underappreciated and extends well beyond the benefits to our sports betting business.”

Continuing to Care for our People, our Communities and the Planet

Last month, in conjunction with our celebration of Juneteenth, we marked the one-year anniversary of the launch of our Penn Diversity Committee. Comprised of a diverse group of team members at varying levels in our organization from around the country, the goal of our Diversity Committee is to help put our company’s longstanding stance on Diversity, Equity, and Inclusion into action. Earlier this quarter, we awarded the first scholarships from our Penn Diversity Scholarship Program to 58 children of our team members, totaling $1.05 million. More than half of these diverse awardees represent the first generation of their families to pursue higher education, which is significantly above the national average. In addition, we increased our recruitment efforts and support of Historic Black Colleges and Universities, as well as our support for organizations in our communities promoting equality and justice. We also continue to be committed to the growth of minority-owned businesses and are proud to have recently launched the Penn Minority Business Incubator.

Further, in honor of Armed Forces Day, we launched the “myheroes” program on May 15, which provides veterans, active-duty military and first responders access to exclusive discounts and offers at Penn Properties. In less than a month we had more than 25,000 new member sign ups from around the country. On Memorial Day, we announced the Harold Cramer Memorial Scholarship Fund, which will help veterans pursue a law degree at the University of Pennsylvania Law School. And in June, we celebrated Pride Month and shared stories throughout the month with our team members of LGBTQ champions who have helped change our world.

Finally, on the environmental front, we're proud to have incorporated all the latest energy efficient enhancements into our two new casinos set to open in York and Morgantown, Pennsylvania. In addition, we're continuing to focus on reducing our energy footprint at our properties, as well as the amount of water and plastics used across our enterprise.

Enviable Balance Sheet and Liquidity Position

Traditional net debt as of June 30, 2021 was $116 million, a decrease of $237 million during the quarter, principally due an increase in operating cash flows and repayments under our senior secured credit facilities. Our lease-adjusted net leverage was 4.0x based on Adjusted EBITDAR through the trailing 12 months ended June 30, 2021. On July 1, 2021, we closed on an eight-year $400 million unsecured notes deal priced at 4.125%. Pro forma for this transaction, cash on the balance sheet stands at $2.7 billion, which combined with our fully undrawn revolver, drives our liquidity to nearly $3.4 billion positioning us well to execute on our long-term growth strategy.

Summary of Second Quarter Results

	For the three months ended June 30,
(in millions, except per share data, unaudited)	2021	2020	2019
Revenues	$1,545.8	$305.5	$1,323.1
Net income (loss)	198.7	(214.4)	51.4

Adjusted EBITDA (1)	$470.1	$(79.3)	$316.5
Rent expense associated with triple net operating leases (2)	116.5	103.8	90.0
Adjusted EBITDAR (1)	$586.6	$24.5	$406.5
Payments to our REIT Landlords under Triple Net Leases, inclusive of rent credits utilized (3)	$229.1	$216.6	$214.9

Diluted earnings (loss) per common share	$1.17	$(1.69)	$0.44
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) ("GLPI") and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc.(individually referred to as the Penn Master Lease and Pinnacle Master Lease, respectively, and are collectively referred to as our “Master Leases”), which is primarily land, our individual triple net leases with GLPI for the real estate assets used in the operation of Tropicana Las Vegas Hotel and Casino, Inc. and Meadows Racetrack and Casino, and our individual triple net leases with VICI Properties Inc. (NYSE: VICI) for the real estate assets used in the operations of Margaritaville Casino Resort and Greektown Casino-Hotel (referred to collectively as our “triple net operating leases”). During the three months ended June 30, 2021, we recorded noncash rent expense associated with the Tropicana Lease of $10.7 million. The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”
(3)Consists of payments made to GLPI and VICI Properties Inc. (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Morgantown Lease. Although we collectively refer to the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, the Morgantown Lease and the Tropicana Lease as our “Triple Net Leases,” the rent under the Tropicana Lease is nominal. During the three and six months ended June 30, 2020, we utilized rent credits totaling $130.8 million to pay rent under the Penn Master Lease, Pinnacle Master Lease and Meadows Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended June 30,			For the six months ended June 30,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Revenues:
Northeast segment (1)	$652.5	$102.7	$599.1	$1,223.4	$623.4	$1,149.7
South segment (2)	368.2	121.5	282.2	664.1	344.8	574.1
West segment (3)	140.4	17.7	164.2	237.0	144.3	322.9
Midwest segment (4)	294.8	36.0	268.2	529.5	264.1	539.5
Other (5)	97.7	27.6	9.4	185.6	47.9	19.5
Intersegment eliminations (6)	(7.8)	—	—	(18.9)	(2.9)	—
Total revenues	$1,545.8	$305.5	$1,323.1	$2,820.7	$1,421.6	$2,605.7

Adjusted EBITDAR:
Northeast segment (1)	$231.6	$(3.6)	$186.2	$424.8	$120.9	$351.0
South segment (2)	177.1	44.4	92.8	311.0	97.0	190.6
West segment (3)	61.4	(3.0)	50.5	96.6	21.6	100.4
Midwest segment (4)	142.2	(4.6)	97.8	248.2	64.9	197.0
Other (5)	(25.7)	(8.7)	(20.8)	(47.0)	(27.6)	(41.1)
Total Adjusted EBITDAR (7)	$586.6	$24.5	$406.5	$1,033.6	$276.8	$797.9
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana, and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.
(5)The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway; our management contract for Retama Park Racetrack and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour ("HPT"). The Other category also includes Penn Interactive, which operates social gaming, our internally-branded retail sportsbooks, iGaming and our Barstool Sportsbook mobile app. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consist of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have not otherwise been allocated to a property. For the three months ended June 30, 2021, 2020 and 2019 corporate overhead costs were $26.1 million, $16.7 million and $23.6 million, respectively, compared to $50.1 million, $40.9 million, and $46.7 million, respectively, for the six months ended June 30, 2021, 2020 and 2019. In addition, Adjusted EBITDAR of the Other category includes our proportionate share of the net income or loss of Barstool Sports after adding back our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense).
(6)Primarily represents the elimination of intersegment revenues associated with our internally-branded retail sportsbooks, which are operated by Penn Interactive.
(7)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Information
Given the COVID-19 pandemic and the resulting temporary closure of all of the Company’s gaming and racing properties in first and second quarter in 2020, the Company believes presenting information regarding the Company’s financial results for the three and six months ended June 30, 2019 is useful to investors to evaluate the Company’s performance for the three and six months ended June 30, 2021.

The Company acquired Greektown on May 23, 2019. Although the Company did not own Greektown from January 1, 2019 through May 22, 2019, the Company believes the following supplemental information is useful to investors to assess the value this transaction brings to the Company and its shareholders. Revenues earned by Greektown prior to the acquisition date of May 23, 2019 during the three and six months ended June 30, 2019, were $49.8 million and $133.5 million, respectively. Adjusted EBITDAR earned by Greektown prior to the acquisition date of May 23, 2019 during the three and six months ended June 30, 2019 were $16.3 million and $43.0 million. The operating results of Greektown were derived from historical financial information. Greektown operating results were adjusted to conform to the Company’s methodology of allocating certain corporate expenses to properties. Revenues and Adjusted EBITDAR earned by Greektown do not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transaction.

The Company ceased operations of Resorts Casino Tunica on June 30, 2019. Revenues earned by Resorts Casino Tunica for the three and six months ended June 31, 2019 were $4.0 million and $9.8 million, respectively. Resorts Casino Tunica generated Adjusted EBITDAR losses for the three and six months ended June 30, 2019 of $1.6 million and $1.4 million, respectively.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended June 30,			For the six months ended June 30,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Net income (loss)	$198.7	$(214.4)	$51.4	$289.6	$(823.0)	$92.3
Income tax expense (benefit)	53.1	(58.4)	18.5	73.7	(157.9)	33.4
Loss (income) from unconsolidated affiliates	(9.1)	1.7	(6.2)	(18.7)	(2.4)	(11.9)
Interest expense, net	138.0	135.0	134.7	273.7	264.8	267.0
Other income	(2.8)	(29.3)	—	(23.9)	(7.5)	—
Operating income (loss)	377.9	(165.4)	198.4	594.4	(726.0)	380.8
Stock-based compensation	9.2	2.9	3.3	13.4	8.9	6.7
Cash-settled stock-based awards variance	(12.4)	16.1	(3.4)	9.1	7.2	(3.0)
Loss (gain) on disposal of assets	(0.1)	(28.5)	0.4	(0.2)	(27.9)	0.9
Contingent purchase price	1.2	0.8	1.0	1.3	(1.4)	5.8
Pre-opening expenses (1)	(0.4)	3.5	3.7	1.2	6.7	8.1
Depreciation and amortization	81.9	91.9	106.0	163.2	187.6	210.1
Impairment losses	—	—	—	—	616.1	—
Insurance recoveries, net of deductible charges	—	—	—	—	(0.1)	—
Income (loss) from unconsolidated affiliates	9.1	(1.7)	6.2	18.7	2.4	11.9
Non-operating items of equity method investments (2)	1.4	1.1	0.9	3.0	2.0	1.9
Other expenses (1) (3)	2.3	—	—	2.6	—	—
Adjusted EBITDA	470.1	(79.3)	316.5	806.7	75.5	623.2
Rent expense associated with triple net operating leases	116.5	103.8	90.0	226.9	201.3	174.7
Adjusted EBITDAR	$586.6	$24.5	$406.5	$1,033.6	$276.8	$797.9
Net income (loss) margin	12.9%	(70.2)%	3.9%	10.3%	(57.9)%	3.5%
Adjusted EBITDAR margin	37.9%	8.0%	30.7%	36.6%	19.5%	30.6%
(1)    During 2020 and during the first quarter of 2021, acquisition costs were included within pre-opening and acquisition costs. As of and for the quarter ended June 30, 2021, acquisition costs are presented as part of other expenses.
(2)    Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports, Inc. and our Kansas Entertainment, LLC joint venture. We record our portion of Barstool Sports, Inc.'s net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(3)    Consists of finance transformation costs associated with the implementation of our new Enterprise Resource Management system, other non-recurring transaction costs, and non-recurring restructuring charges (primarily severance) associated with a company-wide initiative, triggered by the COVID-19 pandemic, designed to (i) improve the operational effectiveness across our property portfolio; (ii) improve the effectiveness and efficiency of our Corporate functional support area.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the three months ended June 30,			For the six months ended June 30,
(in millions, except per share data, unaudited)	2021	2020	2019	2021	2020	2019
Revenues
Gaming	$1,305.5	$259.2	$1,062.1	$2,387.5	$1,162.1	$2,096.7
Food, beverage, hotel and other	240.3	46.3	261.0	433.2	259.5	509.0
Total revenues	1,545.8	305.5	1,323.1	2,820.7	1,421.6	2,605.7
Operating expenses
Gaming	620.9	142.0	564.1	1,148.7	642.9	1,111.6
Food, beverage, hotel and other	148.6	32.9	167.6	271.7	189.9	329.3
General and administrative	316.5	204.1	287.0	642.7	511.1	573.9
Depreciation and amortization	81.9	91.9	106.0	163.2	187.6	210.1
Impairment losses	—	—	—	—	616.1	—
Total operating expenses	1,167.9	470.9	1,124.7	2,226.3	2,147.6	2,224.9
Operating income (loss)	377.9	(165.4)	198.4	594.4	(726.0)	380.8
Other income (expenses)
Interest expense, net	(138.0)	(135.0)	(134.7)	(273.7)	(264.8)	(267.0)
Income (loss) from unconsolidated affiliates	9.1	(1.7)	6.2	18.7	2.4	11.9
Other	2.8	29.3	—	23.9	7.5	—
Total other expenses	(126.1)	(107.4)	(128.5)	(231.1)	(254.9)	(255.1)
Income (loss) before income taxes	251.8	(272.8)	69.9	363.3	(980.9)	125.7
Income tax benefit (expense)	(53.1)	58.4	(18.5)	(73.7)	157.9	(33.4)
Net income (loss)	198.7	(214.4)	51.4	289.6	(823.0)	92.3
Less: Net loss attributable to non-controlling interest	—	0.5	0.2	0.1	0.5	0.2
Net income (loss) attributable to Penn National	$198.7	$(213.9)	$51.6	$289.7	$(822.5)	$92.5

Earnings (loss) per share:
Basic earnings (loss) per share	$1.27	$(1.69)	$0.44	$1.85	$(6.78)	$0.80
Diluted earnings (loss) per share	$1.17	$(1.69)	$0.44	$1.72	$(6.78)	$0.78

Weighted-average common shares outstanding - basic	156.0	126.8	116.0	155.8	121.3	116.1
Weighted-average common shares outstanding - diluted	172.7	126.8	117.7	172.8	121.3	118.2

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$2,274.7	$1,853.8

Bank debt	$1,595.9	$1,628.1
Notes (1)	730.5	730.5
Other long-term obligations (2)	64.2	73.0
Total traditional debt	2,390.6	2,431.6
Financing obligation (3)	77.7	—
Less: Debt discounts and debt issuance costs	(108.0)	(119.0)
	$2,360.3	$2,312.6

Traditional net debt (4)	$115.9	$577.8
(1)Inclusive of our 5.625% Notes due 2027 and our 2.75% Convertible Notes due 2026.
(2)Other long-term obligations as of June 30, 2021 primarily includes $52.8 million related to relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $11.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Represents cash proceeds received on certain claims of which the principal repayment is contingent and classified as a financing obligation under Accounting Standards Codification Topic 470, “Debt.”
(4)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding (excludes the financing obligation associated with cash proceeds received on certain claims of which the principal repayment is contingent) less “Cash and cash equivalents.”
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended June 30,			For the six months ended June 30,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$229.1	$85.8	$214.9	$455.1	$309.6	$422.8
Cash payments (refunds) related to income taxes, net	$36.5	$(0.1)	$6.2	$27.7	$(1.2)	$4.5
Cash paid for interest on traditional debt	$17.5	$20.5	$24.0	$43.3	$54.3	$62.5
Maintenance capital expenditures	$24.2	$14.5	$46.8	$39.0	$44.2	$83.0
(1)Consists of payments made under the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Morgantown Leases, in cash. As previously noted, the cash rent under the Tropicana Lease is nominal. During the three and six months ended June 30, 2020, we utilized rent credits totaling $130.8 million to pay rent under the Penn Master Lease, Pinnacle Master Lease and Meadows Lease.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries, net of deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening expenses; and other. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports, Inc. ("Barstool Sports") and our Kansas Entertainment, LLC joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. ("GLPI") and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc. (primarily land), our individual triple net leases with GLPI for the real estate assets used in the operation of Tropicana Las Vegas Hotel and Casino, Inc. and Meadows Racetrack and Casino, and our individual triple net leases with VICI Properties Inc. for the real estate assets used in the operations of Margaritaville Casino Resort and Greektown Casino-Hotel). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations of certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Management Presentation, Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed here.

The conference call number is 212-231-2907. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 42 properties across 20 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the mychoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: COVID-19; continued demand for the gaming properties that have reopened and the possibility that the Company’s gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment, and the Company’s liquidity, operations, supply chain and personnel; the potential benefits of the Perryville transaction with Gaming and Leisure Properties, Inc.; the potential benefits of the Hitpoint transaction; the Company’s estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from the Company’s iGaming business in Pennsylvania and Michigan; the expected benefits and potential challenges of the investment in Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product in future states and its future revenue and profit contributions; the Company’s expectations of future results of operations and financial condition, including margins; the Company’s expectations for its properties and the potential benefits of the cashless, cardless and contactless (“3Cs”) technology; the Company’s development projects or its iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations; the anticipated opening dates of the Company’s retail sportsbooks in future states; the Company’s expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies the Company have acquired or may acquire; the outcome and financial impact of the litigation in which the Company is or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; the Company’s ability to maintain regulatory approvals for its existing businesses and to receive regulatory approvals for its new business partners; the Company’s expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on the Company’s existing businesses; and the performance of the Company’s partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of the COVID-19 pandemic on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19, and other natural or man-made disasters or catastrophic events; (d) the Company’s ability to access additional capital on favorable terms or at all; (e) the Company’s ability to remain in compliance with the financial covenants of its debt obligations; (f) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic that could negatively impact guest loyalty and the Company’s ability to attract and retain employees; (g) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (h) the impact of new or changes in current laws, regulations, rules or other industry standards; (i) the ability of the Company’s operating teams to drive revenue and margins; (j) the impact of significant competition from other gaming and entertainment operations; (k) the Company’s ability to obtain timely regulatory approvals required to own, develop and/or operate its properties, or other delays, approvals or impediments to completing its planned acquisitions or projects, construction factors, including delays, and increased costs; (l) the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which the Company does or seek to do business; (m) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (n) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (o) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (p) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (q) with respect to new casinos, risks relating to construction, and its ability to achieve its expected budgets, timelines and investment returns; (r) the Company may not be able to achieve the anticipated financial returns from the acquisition of Score Media & Gaming, Inc. (“theScore”), including due to fees, costs and taxes in connection with the integration of theScore and expansion of its betting and content platform; (s) the closing of the acquisition of theScore may be delayed or may not occur at all, for reasons beyond the Company’s control; (t) the requirement to satisfy the closing conditions in the agreement with theScore, including receipt of regulatory approvals and the approval of shareholders of theScore; (u) there is significant competition in the interactive gaming market; (v) potential adverse reactions or changes to business or regulatory relationships resulting from the announcement or completion of the acquisition of theScore; (w) the ability of the Company or theScore to retain and hire key personnel; (x) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the Company and theScore to terminate the agreement between the companies; (y) the outcome of any legal proceedings that may be instituted against the Company, theScore or their respective directors, officers or employees; and (z) other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.